Exhibit 10.2

NEWMONT MINING CORPORATION

Non-Employee Director Compensation and Benefits

Description	Amount
Attendance Fees (per meeting)

Board or Committee Meeting	$1,500

Annual Cash Retainer

Payable quarterly in arrears	$50,000

Audit Committee Retainer

Payable quarterly in arrears	$5,000

Lead Director Retainer

Payable quarterly in arrears	$15,000

Annual Award of Common Stock or Director Stock Units	$75,000

On the day following election/re-election as a director by the stockholders or on the day following appointment as a director by the Board, each non-employee director shall be entitled to receive Director Stock Units (“DSUs”) with respect to common stock of Newmont Mining Corporation having a fair market value as of the day following election or appointment of U.S.$75,000. Notwithstanding the foregoing, each non-employee director may elect to receive the award in the form of shares of the Corporation’s common stock, in lieu of DSUs, in respect of any year upon prior written notice to the Corporation’s Corporate Secretary. Such awards will be made, on terms and conditions as determined by the Board, to those non-employee directors so elected, re-elected or appointed.

Committee Chairman Retainers

The Chairman of each standing committee of the Board will receive an annual cash retainer, paid quarterly in arrears, in the amount of $15,000 for the Chairman of the Audit Committee and $5,000 for the Chairman of each of the other committees.

Charitable Gift Programs

Matching Charitable Gift Program
Qualified cultural or charitable organizations or hospitals	$ 2,500 per year
Qualified educational organization	$ 5,000 per year
Non-Matching Charitable Gift Program
Contribution to be made in your name by Newmont to a qualified educational or charitable organization	$ 2,500 per year

Retirement

On retirement, at any time after attaining age 65, a director who was serving on the Board on January 27, 1999, and who is not entitled to a pension under Newmont’s pension plan, and who has served for at least ten consecutive years as a director of Newmont Mining Corporation or Newmont Gold Company, is entitled to be paid an annual sum of $50,000 for life.

Effective February 24, 2006

2